UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2026

AMERICAN FUSION, INC.

(Exact name of registrant as specified in its charter)

Texas	000-00000	22-1436279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 N. Carroll Ave., Ste. 92
Southlake, TX	76092
(Address of Principal Executive Offices)	(Zip Code)

(480) 788-7420

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Between January 1, 2026 and May 1, 2026, American Fusion Inc., a Texas corporation (the “Company”), entered into a Master Prepaid Common Stock Purchase Warrant Agreement (the “Agreement”) with a single institutional accredited investor (the “Investor”), establishing a prepaid warrant financing facility of up to $3,000,000 (the “Facility”).

Pursuant to the Agreement, the Investor may, from time to time and in its sole discretion, fund prepaid tranches under the Facility in exchange for prepaid common stock purchase warrants (the “Warrants”). The Company has no right to require the Investor to fund any additional tranches under the Facility.

As of the date of this report, the Investor has funded an aggregate of approximately $793,000 through multiple tranches under the Facility. The remaining balance of up to $2,207,000 is available for future funding, subject to the terms and conditions of the Agreement.

The Warrants issued under the Facility are exercisable for shares of the Company’s common stock at a fixed exercise price of $0.05 per share. The exercise price does not reset, ratchet, or otherwise adjust based on the prevailing market price of the Company’s common stock, and the Warrants do not contain variable rate or floating conversion features. The full purchase price for each tranche is prepaid by the Investor at the time of funding, and no additional consideration is payable upon exercise.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s next periodic report.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Based on approximately $793,000 funded by the Investor through May 1, 2026 at a fixed exercise price of $0.05 per share, the Warrants issued to date are exercisable for an aggregate of approximately 15,860,000 shares of the Company’s common stock subject to a 4.99% beneficial ownership limitation. Assuming the full $3,000,000 Facility is funded, the Warrants would be exercisable for up to 60,000,000 shares of common stock. The Warrants have a term of five (5) years from the date of issuance.

The Warrants and the shares of common stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The Investor represented that it is an accredited investor and that the securities were acquired for investment purposes and not with a view to distribution. The securities were issued without general solicitation or general advertising.

Item 8.01	Other Events.

On May 4, 2026, the Company issued a press release announcing (i) the reduction of its authorized common shares from 3,000,000,000 to 1,800,000,000 shares, and (ii) an update regarding its financing activities.

As disclosed in the press release, the reduction in authorized shares follows the previously completed cancellation of approximately 1.683 billion shares of common stock, resulting in a reduced issued and outstanding share base of approximately 1.316 billion shares. The Company believes the revised authorized share structure more appropriately aligns with its current capitalization and anticipated near-term requirements, while reducing excess authorized share capacity.

The Company also reported that it has received approximately $793,000 in institutional financing year to date under the prepaid warrant facility described in Item 1.01 of this Current Report.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 4, 2026, issued by the Company

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2026	AMERICAN FUSION, INC.

	By:	/s/ Richard C. Hawkins
Chief Executive Officer